EXHIBIT 99

 For Further Information Contact:
 Steve Khoshabe, President & Chief Executive Officer, United Financial Mortgage Corp., 815 Commerce Drive, Suite 100, Oak Brook, IL 60523,
 (630) 571-7222, Fax: (630) 571-2623, sk@ufmc.com

 Dave Gentry, Aurelius Consulting Group, Inc. 200 St. Andrews Boulevard, Suite 1808, Winter Park, FL 32792, (407) 644-4256, Fax: (407) 644-0758,
 Aurelius@cfl.rr.com


 FOR IMMEDIATE RELEASE:


 United Financial Mortgage Corp. Announces New President and Chief Executive
                  Officer; and a New Chief Financial Officer


 Oak Brook, IL, April 22, 2003 -- United Financial Mortgage Corp. (Amex: UFM or "the Company") today announced that Steve Khoshabe has been appointed President and Chief Executive Officer of the Company. Matt Kaufmann, formerly the Company's Controller has been promoted to Chief Financial Officer.

 Former President, CEO and founder of the Company, Joseph Khoshabe, will maintain his title as Chairman of the Board of Directors and will be actively engaged in expanding the Company's commercial lending efforts. Robert Luce, Secretary of the Company and a member of the Board of Directors, stated, "Steve Khoshabe has been with the Company for eight years and possesses a thorough understanding of every element of our
 business.   His performance has been outstanding at every level.  This promotion is well deserved and well timed."


 About United Financial Mortgage

 United Financial Mortgage Corp. is a national mortgage banker principally engaged in originating retail and wholesale mortgages for single family residences of one to four units. The Company is headquartered in Oak Brook, Illinois and has offices in several other states. The Company's web site (www.ufmc.com) allows consumers to get information on the many different types of mortgage loans offered by the Company, calculate mortgage payments, and apply online for a mortgage.

 This press release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the statements contained herein. Such risks and uncertainties include, but are not limited to, changes in the performance of the financial markets, changes in the demand for and market acceptance of the Company's products, changes in the mortgage lending industry or changes in general economic conditions, including interest rates, the impact of competition, changes in the value of real estate, the ability to maintain and increase sources of funding, and other risks disclosed from time to time in the Company's SEC reports and filings.